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Saratoga Investment Corp. Receives “Green Light” Letter From the SBA

NEW YORK, Sept. 15, 2011 /PRNewswire/ — Saratoga Investment Corp., (NYSE: SAR), a business development company, is pleased to announce that the U.S. Small Business Administration (“SBA”) has issued a “green light” or “go forth” letter inviting Saratoga to continue its application process to obtain a license to form and operate a Small Business Investment Company (“SBIC”) subsidiary. Saratoga began the application process earlier this year and recently met with the investment committee of the Investment Division of the SBA, which voted to permit Saratoga to advance to the second part of the process. The receipt of the SBIC application is subject to the approval of the SBA. Saratoga remains cautiously optimistic that it will successfully complete the application process. However, the company has received no assurance or indication from the SBA that it will receive a license, or of the timeframe in which it would receive a license, should one ultimately be granted.

An SBIC license would permit Saratoga to issue SBA-guaranteed debentures. SBA-guaranteed debentures carry long-term fixed rates that are generally lower than rates on comparable bank debt and other debt.  Under the regulations applicable to SBICs, an SBIC may have outstanding debentures guaranteed by the SBA generally in an amount of up to twice its regulatory capital, which generally equates to the amount of its equity capital.  The SBIC regulations currently limit the amount that an SBIC may borrow to a maximum of$150 million, provided that it has at least $75 million of equity capital.

About Saratoga Investment Corp.

Saratoga Investment Corp. is a specialty finance company that provides customized financing solutions to U.S. middle-market businesses.  The Company invests primarily in mezzanine debt, leveraged loans and, to a lesser extent, equity.  Saratoga Investment Corp.’s investment objective is to create attractive risk-adjusted returns by generating current income from its debt investments and capital appreciation from its equity investments.  The Company partners with business owners, management teams and financial sponsors to provide financing for change of ownership transactions, strategic acquisitions, recapitalizations and growth initiatives. It has elected to be regulated as a business-development company under the Investment Company Act of 1940.

About Saratoga Investment Advisors

Saratoga Investment Advisors, LLC is a New York-based investment firm formed to focus on credit-driven strategies.  It is the external investment adviser to Saratoga Investment Corp. and is affiliated with Saratoga Partners, a middle-market private equity investment firm that primarily invests in businesses with strong management teams and valuations of between $50 million and $500 million.  Saratoga Partners’ investment strategy focuses on companies in manufacturing and business services and it has significant experience in special situations and distressed investing.

Since Saratoga Partners was founded in 1984 as a division of the New York investment firm Dillon, Read & Co., Inc., it has invested in 35 companies with an aggregate value of more than $3.7 billion.  It has been an independent firm since its spinoff in 1998 after Dillon Read was acquired by Swiss Bank Corporation (a predecessor to UBS AG).

Forward Looking Statements

This press release contains certain forward-looking statements, including statements with regard to Saratoga Investment Corp.’s receipt of a license from the SBA to form and operate an SBIC subsidiary.  These forward-looking statements are subject to risks and uncertainties and other factors enumerated in this press release and the filings Saratoga Investment Corp. makes with the SEC.  Saratoga Investment Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Richard Petrocelli
Saratoga Investment Corp.
212-906-7800

Roland Tomforde
Broadgate Consultants
212-232-2222